Exhibit 99.1

               American Spectrum Realty Reports Year End Results

                    Seven Office Properties Acquired in 2006

                      Rental Revenue Increased 28% for Year

     HOUSTON--(BUSINESS WIRE)--March 15, 2007--American Spectrum Realty, Inc. (AMEX:AQQ) ("the Company"), a real estate investment and management company headquartered in Houston, Texas, announced today its results for the fourth quarter and year ended December 31, 2006.

    Rental revenue for the year ended December 31, 2006 increased $5.6 million, or 28.2%, in comparison to the year ended December 31, 2005. This increase was attributable to $5.2 million in revenue generated from seven office properties acquired during 2006, in addition to $0.5 million in greater revenues from properties owned for the full years ended December 31, 2006 and 2005 ("Same Properties"). This increase in Same Properties revenue was primarily due to an increase in overall occupancy. The weighted average occupancy of the Company's properties held for investment increased to 90% at December 31, 2006 from 88% at December 31, 2005. Rental revenue from the seven acquired properties was included in the Company's results since their respective dates of acquisition.

    Loss from continuing operations was $4.4 million for the year ended December 31, 2006 compared to $5.4 million for the year ended December 31, 2005, representing a decrease of $1.1 million. The decrease was in large part attributable to a $1.3 million net gain on extinguishment of debt recognized in 2006.

    The Company's net income for the year ended December 31, 2006 was $6.5 million, or $4.71 per share, compared with a net loss of $2.3 million, or $1.56 per share, for the 2005 year. The net income generated in 2006 was primarily attributable to a gain from discontinued operations of $10.9 million. The Company's gain from discontinued operations for the year ended December 31, 2005 was $3.1 million. Net income for the year ended December 31, 2006 also included a $1.3 million net gain on extinguishment of debt as mentioned above.

    William J. Carden, President of American Spectrum, commented, "During 2006, we acquired seven office properties in Texas, one of our core markets. These seven purchases increased American Spectrum's total square footage in Texas to approximately 1.5 million square feet and increased its real estate projects in Houston to seventeen. We also completed our planned renovations on several properties."

    He added, "American Spectrum will continue to seek to acquire additional properties in our core markets of Texas, California and Arizona during 2007 either directly or through joint ventures."

    American Spectrum Realty, Inc. is a real estate investment and management company that owns 26 office, industrial, apartment and retail properties aggregating over 2.1 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

    Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

    - Financial Tables Follow -



                    AMERICAN SPECTRUM REALTY, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
           (Dollars in thousands, except per share amounts)

                           Three Months Ended        Year Ended
                              December 31,          December 31,
                          --------------------- ---------------------
                            2006       2005       2006       2005
                          ---------- ---------- ---------- ----------
REVENUES:
Rental revenue               $6,997     $4,991    $25,546    $19,919
Interest and other income       327         13        501        350
                          ---------- ---------- ---------- ----------
        Total revenues        7,324      5,004     26,047     20,269
                          ---------- ---------- ---------- ----------

EXPENSES:
Property operating
 expense                      3,291      2,273     11,935      8,716
Corporate general and
 administrative                 738        958      3,468      3,703
Depreciation and
 amortization                 2,922      2,222     11,020      8,464
Interest expense              2,639      2,184      9,850      8,824
                          ---------- ---------- ---------- ----------
        Total expenses        9,590      7,637     36,273     29,707
                          ---------- ---------- ---------- ----------

OTHER INCOME (LOSS):
Net (loss) gain on
 extinguishment of debt        (567)       (95)     1,282        (95)
                          ---------- ---------- ---------- ----------
Total other income (loss)      (567)       (95)     1,282        (95)
                          ---------- ---------- ---------- ----------

Loss from continuing
 operations before
 deferred income tax
 benefit and minority
 interest                    (2,833)    (2,728)    (8,944)    (9,533)

Deferred income tax
 benefit                      1,656      3,360      3,893      3,360
                          ---------- ---------- ---------- ----------

(Loss) income from
 continuing operations
 before minority interest    (1,177)       632     (5,051)    (6,173)

Minority interest (share
 of continuing
 operations)                    157        (99)       674        764
                          ---------- ---------- ---------- ----------

(Loss) income from
 continuing operations       (1,020)       533     (4,377)    (5,409)

Discontinued operations:
  Loss from operations            -       (560)       (65)    (2,110)
  Gain on sale of
   discontinued
   operations                     -      3,900     22,349      7,895
  Income tax expense         (1,502)    (2,198)    (9,698)    (2,198)
  Minority interest             200       (136)    (1,675)      (444)
                          ---------- ---------- ---------- ----------
    (Loss) income from
     discontinued
     operations:             (1,302)     1,006     10,911      3,143
                          ---------- ---------- ---------- ----------

       Net (loss) income    $(2,322)    $1,539     $6,534    $(2,266)
                          ========== ========== ========== ==========

Basic and diluted per
 share data:
    (Loss) income from
     continuing
     operations              $(0.74)     $0.38     $(3.16)    $(3.71)
    (Loss) income from
     discontinued
     operations               (0.94)      0.71       7.87       2.15
                          ---------- ---------- ---------- ----------
    Net (loss) income        $(1.68)     $1.09      $4.71     $(1.56)
                          ========== ========== ========== ==========

Basic weighted average
 shares used              1,379,332  1,410,670  1,386,328  1,457,079

                                          December 31,  December 31,
                                              2006          2005
                                          ------------- -------------
Real estate held for investment, net          $172,813      $126,711
Cash                                             1,166           300
Total assets                                   190,182       169,185
Notes payable, net of premiums                 155,036       114,543
Total liabilities                              168,798       155,035
Total stockholders' equity                      15,339         9,014

    CONTACT: American Spectrum Realty, Inc., Houston
             Chairman, President and CEO
             William J. Carden, 713-706-6200